EXHIBIT 11   STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Cith National Bancshares Corporation

Computation of Earnings Per Common Share on a
Primary & Fully Diluted Basis

In thousands, except per share data

                                                               December 31,

                                                             1995           1994

Net Income
Net Income applicable to primary
   common shares .................................       $    802       $  1,724

Interest expense on convertible
    subordinated debentures, net of ..............             13             13
    income tax

Net income applicable to fully
    diluted common shares ........................            815          1,737

Number of average shares
Primary ..........................................        111,141        111,141

Fully diluted:
    Average common shares
      outstanding ................................        111,141        111,141
    Average convertible
      subordinated ...............................         13,850         13,850
    debentures converted to
      common shares ..............................        124,991        124,991


Net income per share

Primary ..........................................       $   7.23       $  15.51
Fully diluted ....................................           6.52          13.90